Exhibit 99.1

For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
www.thewalkingcompany.com
CONTACT:

Investor Information
(805) 963-8727, ext. 1360
alexisd@bigdogs.com

For Immediate Release:
May 6, 2008

Big Dog Holdings, Inc. Announces First Quarter 2008 Financial Results and Company Name Change to The Walking Company Holdings, Inc.

Santa Barbara, California – May 6, 2008... Big Dog Holdings, Inc. (NASDAQ: BDOG; www.bigdogs.com; www.thewalkingcompany.com), a developer and retailer of branded, lifestyle consumer products, today reported its Company name change to The Walking Company Holdings, Inc. and financial results for the first quarter ended March 31, 2008.

Corporate Name Change

The Company’s Board of Directors has approved the change of the Company’s name to “The Walking Company Holdings, Inc.”  The Company’s NASDAQ symbol will also be changed from BDOG to WALK.    The change is expected to be effected within the next few days.

Financial Results

For the quarter ended March 31, 2008, consolidated net sales were $46,378,000, a 5% increase, as compared with $44,224,000 in the first quarter 2007.  Our consolidated net sales increased primarily due to the addition of 41 net new The Walking Company (“TWC”) stores.  The Company had a total of 291 stores open (191 TWC stores and 100 Big Dogs stores) at the end of the period, as compared with 295 stores open on March 31, 2007 (150 TWC stores and 145 Big Dogs stores.)  Comparable retail store sales decreased 1.9% for the quarter (0.5% decline for TWC chain and 6.6% decline for the Big Dogs chain.)  Total consolidated gross profit for the quarter decreased to 50.3% of net sales or $23,335,000 as compared with 52.7% of net sales or $23,300,000 in the first quarter 2007.  Gross margins for TWC and Big Dogs decreased to 50.7% and 48.7% compared to 52.0% and 54.5%, respectively, for the same period last year.

Consolidated operating expenses in the first quarter 2008 were $29,962,000 or 64.6% of sales compared to $29,210,000 or 66.0% in 2007.  Consolidated operating loss for the first quarter 2008 was $6,627,000 compared to $5,910,000 for the first quarter 2007.  The consolidated net loss per share for the first quarter 2008 increased to $.52 per share, as compared with a consolidated net loss per share of $.44 per share for the first quarter 2007.

Andrew Feshbach, Chief Executive Officer, stated, “Our corporate name change reflects the main focus of our business, which is the development and growth of the Walking Company operations.  TWC is now more than twice as large as Big Dogs in sales and number of stores.  Our 1st quarter results reflect a 15% increase in our TWC sales, all accomplished while reducing our corporate overhead expenses as compared to last year.  Our consolidated gross margin was lower than last year due to a substantial shift of revenue from Big Dogs to TWC, as well as a one-time adjustment reflected in our prior year margin which related to the Steve’s Shoes acquisition.  So far our 2nd quarter TWC business is trending stronger than our 1st quarter, and we remain cautiously optimistic about the 2nd quarter and summer selling season.”

Today’s Conference Call

Today the Company will host a conference call at 1:30PM PDT to discuss financial results for the Quarter Ended March 31, 2008.  Dial in information is as follows: U.S. Toll Free: 1-800-434-1335. Participant code (to be given to the operator): 62679333.  In the event you are unable to attend a recordable copy will be available two (2) hours after the call has ended. Dial in information to listen to the recorded call is as follows: 1-800-750-4065, Participant code: 75472226.

Big Dog Holdings, Inc. consists of The Walking Company and Big Dogs.  The Walking Company is a leading independent specialty retailer of high quality, technically designed comfort walk wear and accessories that features premium brands such as ECCO, Mephisto, Dansko, Keen and MBT among many others.  These products have particular appeal to one of the largest and most rapidly growing demographics in the nation.  The Walking Company operates 199 stores in premium malls across the nation.   Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS® brand image is one of quality, value and fun.  The BIG DOGS® brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners.  In addition to its 100 retail stores, Big Dogs markets its products through its catalogs, corporate sales accounts and Internet sales.

Safe Harbor Statement Under the Private Securities Litigation Act 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission.

BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,
	2008	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$814,000	$789,000
Receivables, net	7,781,000	2,187,000
Inventories, net	77,030,000	74,018,000
Prepaid expenses and other current assets	1,677,000	1,817,000
Deferred income taxes	2,002,000	6,363,000
Total current assets	89,304,000	85,174,000
PROPERTY AND EQUIPMENT, Net	35,654,000	25,927,000
INTANGIBLE ASSETS, Net	3,580,000	4,016,000
GOODWILL	6,296,000	3,131,000
DEFERRED INCOME TAXES	5,053,000	1,740,000
OTHER ASSETS	418,000	462,000
TOTAL	$140,305,000	$120,450,000

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$38,673,000	$38,774,000
Current portion of long-term debt	3,366,000	2,353,000
Accounts payable	19,261,000	18,004,000
Accrued expenses and other current liabilities	6,607,000	5,758,000
Total current liabilities	67,907,000	64,889,000
LONG-TERM CONVERTIBLE DEBT	17,413,000	-
NOTES PAYABLE	3,630,000	2,621,000
CAPITAL LEASE OBLIGATIONS	1,638,000	2,243,000
DEFERRED RENT AND LEASE INCENTIVES	8,228,000	4,850,000
DEFERRED GAIN ON SALE-LEASEBACK	76,000	129,000
Total liabilities	98,892,000	74,732,000
STOCKHOLDERS' EQUITY	41,413,000	45,718,000
TOTAL	$140,305,000	$120,450,000

BIG DOG HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

NET SALES	$46,378,000	$44,224,000
COST OF GOODS SOLD	23,043,000	20,924,000
GROSS PROFIT	23,335,000	23,300,000
OPERATING EXPENSES:
Selling, marketing and distribution	25,865,000	25,340,000
General and administrative	2,029,000	2,055,000
Depreciation and amortization	2,068,000	1,815,000
Total operating expenses	29,962,000	29,210,000
LOSS FROM OPERATIONS	(6,627,000)	(5,910,000)
INTEREST INCOME	2,000	3,000
INTEREST EXPENSE	(1,031,000)	(706,000)
LOSS BEFORE BENEFIT FROM INCOME TAXES	(7,656,000)	(6,613,000)
BENEFIT FROM INCOME TAXES	(2,680,000)	(2,478,000)
NET LOSS	$(4,976,000)	$(4,135,000)
NET LOSS PER SHARE
BASIC	$(0.52)	$(0.44)
DILUTED	$(0.52)	$(0.44)

WEIGHTED AVERAGE SHARES OUTSTANDING:

BASIC	9,481,000	9,336,000
DILUTED	9,481,000	9,336,000